Filed Pursuant to Rule 433
Registration No. 333-192577

Free Writing Prospectus, dated March 3, 2015

Cabela’s Credit Card Master Note Trust

Issuing Entity

WFB Funding, LLC Depositor	World’s Foremost Bank Originator, Sponsor, Bank and Servicer

Series 2015-I Asset-Backed Notes

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated March 3, 2015 (the “Preliminary Prospectus Supplement”) and prospectus dated March 3, 2015 (the “Prospectus” and, together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which describe the Series 2015-I Class A-1 notes and Class A-2 notes (collectively, the “offered notes”) to be issued by the issuing entity. You should review the Preliminary Prospectus in its entirety before deciding to purchase any of the offered notes. This free writing prospectus, which we refer to as this “Additional Statement,” relates to the offered notes. Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus. This Additional Statement should be read in conjunction with the Preliminary Prospectus. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus, you should rely upon the information in this Additional Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriters of the Series 2015-I Class A-1 notes and Class A-2 notes

RBC Capital Markets		BofA Merrill Lynch
Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus) (File No. 333-192577) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling the depositor at (402) 323-5958.

The following information in the Preliminary Prospectus referenced above is hereby updated.

FRONT COVER PAGE

•	The row titled “Principal Amount” in the table on the front cover page should read as follows:

	Class A-1 Notes	Class A-2 Notes

Principal Amount	$218,750,000	$100,000,000
SUMMARY OF TERMS • The rows titled “Class A-1 notes” and “Class A-2 notes” in the table on page S-1 should read as follows:
	Amount	% of Series 2015-I Notes

Class A-1 notes	$218,750,000	58.33%

Class A-2 notes	$100,000,000	26.67%
OFFERED NOTES • The row titled “Initial Note Principal Balance” in the table on page S-2 should read as follows:
	Class A-1	Class A-2

Initial Note Principal Balance:	$218,750,000	$100,000,000
UNDERWRITING • The row titled “Total” in the table on page S-47 should read as follows:
	Principal Amount of Class A-1 Notes	Principal Amount of Class A-2 Notes

Total	$218,750,000	$100,000,000

BACK COVER PAGE

•	The initial principal amount of the Class A-1 Notes should read as follows: $218,750,000.
•	The initial principal amount of the Class A-2 Notes should read as follows: $100,000,000.